Exhibit 10.30
MPLX GP LLC AMENDED AND RESTATED NON-MANAGEMENT DIRECTOR COMPENSATION POLICY AND DIRECTOR EQUITY AWARD TERMS
Effective January 1, 2017

Directors of MPLX GP LLC (the “Company”) who are not employed by the Company or one of its subsidiaries or affiliates (“Non-Management Directors”) shall receive compensation for their services on the Board of Directors of the Company (the “Board”) and related committees as set forth below.
The equity awards set forth herein will be made from the MPLX LP 2012 Incentive Compensation Plan or any successor plan designated by the Board (the “Plan”). This Policy shall apply to those awards made in denominations of common units and other similar awards granted to Non-Management Directors under the Plan.
The Plan and this Policy are intended to conform to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”), and, in all respects, shall be administered and construed in accordance with such requirements.
This Policy will become effective upon the filing of a Form S-8 Registration Statement with the U.S. Securities and Exchange Commission to register common units of MPLX LP authorized to be issued under the Plan.
The Non-Management Director Compensation Package of the Company is as follows:

MPLX GP LLC Non-Management Director Compensation Package
Annual Board Retainer (Cash)	$87,500
Annual Director Deferred Phantom Unit Equity Award	$87,500
Total Annual Compensation Package – Exclusive of Chair Retainers	$175,000

Audit Committee Annual Chair Retainer (Cash)	$15,000
Conflicts Committee Annual Chair Retainer (Cash)	$15,000
Lead Director Annual Retainer (Cash)	$15,000
Any Other Committees Annual Chair Retainer (Cash)	$7,500

Effective January 1, 2017, members of the Conflicts Committee will also receive a meeting fee in the amount of $1,500 per meeting for each Conflicts Committee meeting such member attends in a calendar year in excess of six meetings.
Both the Deferred Phantom Unit Equity Awards (“Phantom Units”) and the Cash Retainer component of Non-Management Director Compensation shall be awarded or paid, as the case may be, to each Non-Management Director on a quarterly basis, with each installment being equal to one-fourth of the annualized amount set forth above. At the commencement of each calendar quarter, each Non-Management Director then in office will receive an award equal to a number of Phantom Units, including any fractional Phantom Units, determined as set forth herein and such awards will bear a grant date of the first trading day of such quarter. All equity awards under this Policy shall be automatically deferred until the receiving Non-Management Director separates from service on the Board. The Board, Committee Chair and Lead Director Cash Retainer component of Non-Management Director Compensation will be paid on a quarterly basis, with a check cut or direct deposit made at the inception of each quarter in the amount one-fourth of the annualized amount set forth above.
All expenses incurred by Non-Management Directors to attend meetings of the Board and related committees, and otherwise attend to Company business will either be fully paid or reimbursed by the Company.
Notwithstanding the foregoing, to the extent the initial effective date of this Policy fell after the first trading day of a calendar quarter, each Non-Management Director who was in office upon the effective date of this Policy received a pro-rated quarterly Phantom Unit award for such calendar quarter, with the grant date of such Phantom Unit award being the initial effective date of this Policy, and a pro-rated quarterly Board and Committee Cash Retainer payment, as applicable. Further, any new Non-Management Director who commences service during any calendar quarter and after the beginning of such calendar quarter shall receive a pro-rated Phantom Unit award for such calendar quarter, with the grant date of such Phantom Unit award being the date of commencement of service on the Board, and a pro-rated quarterly Board and Committee Cash Retainer payment, as applicable.
Effective January 1, 2017, the number of Phantom Units subject to each quarterly award shall be determined by dividing $21,875, or such other pro-rated amount as applicable, by the closing market price of MPLX LP common units as reported on the Consolidated Tape System on the grant date. The number of Phantom Units, including any fractional Phantom Units, will be recorded in an unfunded and unsecured deferred compensation bookkeeping account in the Non-Management Director’s name. To the extent cash distributions are paid to common unit holders of MPLX LP, additional Phantom Units, including any fractional Phantom Units, will accrue within the Director’s deferred compensation account in recognition of the value of such distributions and shall be subject to the same automatic deferral and restrictions, terms and conditions as the underlying Phantom Units.
Each Phantom Unit held in a Non-Management Director’s accumulated deferred compensation account will increase or decrease in value by the same amount and with the same frequency as the fair market value of a common unit of MPLX LP.
In the event of a reorganization, recapitalization, unit equity split, dividend, combination of equity units, merger, consolidation, rights offering or any other change in the legal entity structure, the number and kind of Phantom Units credited to each Non-Management Director’s accumulated deferred compensation account shall be adjusted accordingly.
The deferred Phantom Units shall vest in full upon the Non-Management Director’s separation from service on the Board. Upon a Non-Management Director’s separation from service on the Board for any reason other than death, the Phantom Units in the Non-Management Director’s account shall be settled on the first day of the calendar month following the expiration of 45 days after such separation from service and such Non-Management Director will receive unrestricted issued MPLX LP common units in place of the total accumulated Phantom Units in his or her deferred compensation account balance.
Upon a Non-Management Director’s death, the Phantom Units in his or her deferred compensation account shall be fully vested. Unrestricted issued MPLX LP common units will be transferred to the Non-Management Director’s designated beneficiary either in February of the year following such Non-Management Director’s death or on the first day of the calendar month following the expiration of 45 days after the Non-Management Director’s death, whichever is earlier. If there is no valid beneficiary designation by the Non-Management Director, or if the designated beneficiary or beneficiaries fail to survive the Non-Management Director or otherwise fail to take the unrestricted issued MPLX LP common units, the Non-Management Director’s beneficiary shall be the Non-Management Director’s surviving spouse or, if there is no surviving spouse, the Non-Management Director’s estate. Otherwise, Non-Management Directors may not sell, transfer, assign, pledge or otherwise encumber any portion of the Phantom Units and any attempt to sell, transfer, assign, pledge or encumber any portion of the Phantom Units shall have no effect. In order to ensure that MPLX GP LLC Board members bear the full risks of unit ownership, MPLX GP LLC Directors are prohibited from hedging transactions related to MPLX LP common units or pledging or creating a security interest in any MPLX LP common units, including units in excess of any applicable ownership guidelines or requirements.
Each Phantom Unit award made under this Policy to Non-Management Directors shall be subject to the terms and conditions of this Policy and the Plan, and this Policy and the Plan shall serve as the governing award agreement and shall evidence the grants and awards made pursuant to this Policy. The Board may amend or terminate this Policy at any time as set forth under the Plan other than an amendment which would cause any outstanding award or distribution to fail to comply with Section 409A. This Policy is subject to the terms and conditions of the Plan and any terms or conditions not specifically set forth or provided within this Policy shall be governed by the Plan, including but not limited to the provisions required to comply with Section 409A, in particular: “separation from service” as used under this Policy shall have the same meaning as used under Section 409A; and those provisions regarding distributions to “specified employees” under Section 409A shall apply to distributions under this Policy.

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